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EXHIBIT 99.1


MEDIA RELATIONS                       INVESTOR RELATIONS
David Evanson                   Rick Etskovitz
Gregory FCA Communications      Astea International Inc.
610-642-8253                    215-682-2500
devanson@gregoryfca.com         ricke@astea.com


Astea Announces Favorable Nasdaq National Market Continued Listing Determination

HORSHAM, PA--May 4, 2001--Astea International Inc. (Nasdaq: ATEA) announced today that it recently received notice from the Nasdaq National Market (the "NNM") that the Nasdaq Listing Qualifications Panel (the "Panel") of the NNM had determined to continue the listing of the Company's common stock on the NNM. This notice follows a hearing before the Panel held on April 5, 2001 where representatives of the Company presented evidence relating to the Company's ongoing ability to meet the NNM's continued listing requirements, including the maintenance of a minimum bid price of $1.00 per share.

The Nasdaq Marketplace Rules provide that the Nasdaq Listing and Hearing Review Council (the "Council") may, on its own motion, determine to review this Panel decision at any time until June 11, 2001. In the event of such a review, there can be no assurance that the Council will affirm the Panel's determination relating to the Company's continued listing on the NNM.

Commenting on the Panel's decision, Zack B. Bergreen, the Company's President and Chief Executive Officer, stated that, "We are very pleased that the Panel determined that we are in compliance with the NNM's continued listing requirements. The entire Astea management team is committed to continuing our operating momentum and to keeping Astea listed on the NNM."

Astea International Inc. (www.astea.com) specializes in equipment-service-
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centric Customer Relationship Management (eCRM) software solutions used by companies in multiple industries to improve productivity, revenue and customer interaction. Astea has over twenty years of experience with automating customer-facing business processes and supports a global client base. Astea markets its products through direct and indirect sales and services networks throughout North America, Europe and the Asia-Pacific.

(C) 2001 Astea International Inc. Astea is a registered trademark of Astea International Inc.